CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/a3 of our report dated May 14, 2013 with respect to the audited financial statements of Rockford Oil Corp. for the period from inception March 22, 2012 through December 31, 2012.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

May 14, 2013